Exhibit 99.(4)(ix)

FORETHOUGHT LIFE INSURANCE COMPANY

[Indianapolis, IN]

RETURN OF PREMIUM DEATH BENEFIT RIDER

This Rider is made a part of the Contract to which it is attached and is effective on the Rider Effective Date. Terms used in this Rider shall have the same meanings as are set forth in the Contract unless otherwise defined in this Rider. In case of a conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider will control. This Rider does not have any cash surrender value associated with it. This Rider will terminate upon assignment or a change of ownership of the Contract. This Rider modifies the Contract as follows:

This Rider provides a Death Benefit that revises the standard Death Benefit provided in the Contract. The determination of the Death Benefit and how it can change are described in this Rider.

RIDER DATA

Rider Effective Date: [Issue Date] [MM/DD/YYYY]
Rider Charge Percentage: [0.15%]
Limit above standard Death Benefit: [$1,000,000]

BENEFIT

If the Owner dies before the Annuity Commencement Date, We will pay a Death Benefit equal to the greater of A and B, where:

A is the Death Benefit in the Contract.

B is the lesser of C and D where:

C is the Optional Death Benefit Value.

D is the Death Benefit in the Contract plus the Limit above standard Death Benefit as shown in the Rider Data section.

The Optional Death Benefit Value is equal to the Return of Premium Base.

Return of Premium Base

If this Rider is effective on the Issue Date, the Return of Premium Base on that date is equal to the Premium Payment on the Issue Date.

If this Rider is effective after the Issue Date following Spousal Continuation, the Return of Premium Base is equal to the Contract Value on the Rider Effective Date.

The Return of Premium Base will be reduced for any partial Withdrawals in the same proportion that the Contract Value is reduced by the withdrawal. The Return of Premium Base immediately after the withdrawal is equal to the Return of Premium Base immediately before the Withdrawal multiplied by A, and divided by B, where:

A is the Contract Value immediately after the withdrawal.

B is the Contract Value immediately prior to the withdrawal.

The Return of Premium Base is not available as a lump sum.

SPOUSAL CONTINUATION

If the spouse continues the Contract under the "Spouse Beneficiary" provision of the Contract, We will provide an increase to the Contract Value equal to the excess, if any, of the Optional Death Benefit Value over the Death Benefit determined as of two Valuation Days from the Valuation Day on which We receive Due Proof of Death and in Good Order request of continuation. If the Contract Value is increased as a result of this Rider, the excess amount over the Contract Value will be allocated to the One-Year Fixed Strategy. The surviving spouse may re-elect this Rider, subject to the election rules that are then in place and the current Rider Charge Percentage.

RIDER TERMINATION

This rider will terminate on the date on which the earliest of the following events occurs:

1.	Change of Owner (or Primary Annuitant for a non-natural Owner); unless the new Owner assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changes to a personal revocable trust or a change to a court-appointed guardian representing the Owner during the Owner’s lifetime);

2.	The commencement of payments under an Annuity Option;

3.	The Termination of Your Contract for any reason, including the full surrender of Your Contract or the payment of a Death Benefit;

4.	The date You assign the Contract or any of Your rights under the Contract.

Once this Rider is terminated, it may not be reinstated.

RIDER CHARGE

The Rider Charge for this Rider will be assessed on the last day of each Contract Year. The Rider Charge is equal to A multiplied by B, where:

A is the Rider Charge Percentage as shown in the Rider Data section.

B is the Optional Death Benefit Value.

We will deduct the Rider Charge proportionally from the One-Year Fixed Strategy and the Indexed Strategies to which You have allocated Contract Value. Rider Charges assessed on Indexed Strategies will reduce the Indexed Strategy Base.

If You surrender Your Contract or terminate this Rider, a prorated Rider Charge will be assessed. The prorated Rider Charge is equal to A multiplied by B multiplied by C, where:

A is the Rider Charge Percentage as shown in the Rider Data.

B is the Optional Death Benefit Value.

C is the number of days since the Contract Anniversary divided by the number of days in the Contract Year.

The Rider Charge Percentage is specified in the Rider Data section and is guaranteed not to change for the life of this Rider.

The Rider Charge will not be assessed on partial Withdrawals, payment of a Death Benefit or on annuitization.

Signed for Forethought Life Insurance Company

[Secretary]	[President]

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